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                                                                    Exhibit 99.1

                        VALERA PHARMACEUTICALS ANNOUNCES
                       CLOSING OF INITIAL PUBLIC OFFERING


CRANBURY, N.J., FEBRUARY 7, 2006 -- Valera Pharmaceuticals, Inc. (NASDAQ:VLRX) today announced the closing of its initial public offering of 3,750,000 shares of common stock at $9.00 per share. Concurrent with the closing, Banc of America partially exercised its over-allotment option and purchased an additional 112,500 shares. The resulting total of 3,862,500 shares of common stock issued by Valera in its initial public offering generated gross proceeds of approximately $34.8 million. Total net proceeds to the Company are expected to be approximately $30.3 million after underwriting commissions and legal, auditing and printer fees, as well as other miscellaneous expenses associated with the offering.

UBS Securities LLC and Banc of America Securities LLC served as joint book-running managers of the offering, and First Albany Capital, Inc. and Fortis Securities LLC served as co-managers.

A copy of the prospectus relating to the offering may be obtained by contacting UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171 (212-821-3000), or Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT VALERA PHARMACEUTICALS

Valera Pharmaceuticals is a specialty pharmaceutical company concentrating on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Further information is available on the Internet at http://www.valerapharma.com/

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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com